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                                  EXHIBIT 10.5

                     FIRST ADDENDUM TO LEASE BY AND BETWEEN

              NEWPORT PLACE ASSOCIATES AND HOMELIFE REALTY SERVICES

                DATED APRIL 12, 1990 FOR THE PROPERTY LOCATED AT

         4100 NEWPORT PLACE, SUITE 730, NEWPORT BEACH, CALIFORNIA 92660


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                             FIRST ADDENDUM TO LEASE

This Addendum to Lease dated April 12, 1990 by and between HomeLife Realty Services, Inc., a Delaware corporation ("Tenant") and Newport Place Associates, a California Limited partnership ("Landlord") shall modify said Lease as follows;

38. Rent. Tenant shall pay the Base Annual Rent, in the manner provided for in Section 2 - Article 1.7,

         in accordance with the following schedule:

                  Period Monthly                    Base-Rental Payment
                  --------------                    -------------------
                  Months 1-12              $2.15 per rentable square foot
                  Months 13-24             $2.20 per rentable square foot
                  Months 25-36             $2.25 per rentable squarefoot

During months one (1) through six- (6) rent shall be paid at a rate of $0.00 per rentable square foot per month, and during months seven (7) through twelve (12) rent shall be paid at a rate of $1.15 per rentable square foot per month. The balance of the monthly rent due ($2.15 - $0.00 = $2.15 and $2.15 - $1.15 = $1.00) shall not be paid but shall accrue and shall be forgiven on June 30, 1993, provided that there has been no prior termination of this Lease, and that Tenant is not then in default hereunder.

For purposes of this Section 38, the term 'termination' shall not include a termination following destruction under Section 10.1, a termination following condemnation under Section 11.1, or a termination following a request by Tenant that Landlord consent to an assignment of this Lease under Sections
1.11 and/or 3.3.

39. BASE YEAR EXPENSES. The Base Year for computing the Base Amount for Operating Expense and Taxes shall the first twelve (12) months of Tenant's occupancy. A completed building projected to 95% occupancy shall be utilized for computing expenses.

40. TENANT IMPROVEMENTS. Landlord will construct, at Landlord's expense, the improvements described on the space plan prepared by Tsutsumida Tienken Partnership attached hereto as Exhibit "A".

41. PARKING. Tenant will be allocated four (4) parking spaces per each one thousand (1,000) square feet if rentable area.

Tenant's parking spaces will be unreserved, in common spaces. Tenant shall pay a monthly charge for the parking spaces in accordance with the following schedule:

         Months 1-18                       $1.00 per unreserved space per month
         Months 19-24                      $10.00 per unreserved space per month
         Months 25-36                      $30.00 per unreserved space per month

42. OPTION TO EXTEND. Provided Tenant has not been in default of any of its obligations under the Lease Agreement, or any addenda or amendments to the Lease Agreement, Tenant shall have the option to extend the Lease Term for an additional three (3) years. Tenant shall notify Landlord, by certified mail, of its election to exercise its option to extend, at lease one hundred eight
(180) days prior to the expiration of the primary Lease term.

         RENT DURING OPTION TO EXTEND. Monthly installments of Base Annual Rent for the option period shall be in accordance with the then prevailing market rates, terms, and conditions, but in no event Less than the rental rate being paid by Tenant in the third year of the Lease term.

43. HOURS OF OPERATION. Standard hours of operation for building services wilt be 8:00 a.m. to 5:30 p.m. on weekdays, and 9:00 a.m. to 12:00 p.m. on Saturdays (if requested in advance) excluding holidays. The standard hours of operation will be subject to change if required by governmental action.

44. AFTER-HOURS H.V.A.C. Air conditioning services requested during non-standard hours (including all holidays) will be billed to Tenant at thirty-five dollars ($35.00) per hour, which charge is subject to increase only in proportion

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to increases in electrical utility charges.

45. JOHN WAYNE AIRPORT. Tenant acknowledges the City of Newport Beach's policy regarding John Wayne Airport:

         a. The John Wayne Airport will not be able to provide adequate air service for business establishments which rely on such service;

         b. The City of Newport Beach wilt continue to oppose additional commercial area service expansions at the John Wayne Airport;

         c. Tenant will not actively oppose any action taken by the City of Newport Beach to Limit jet air service at John Wayne Airport.

46. TRANSPORTATION DEMAND MANAGEMENT (TDM) PROGRAM. Tenant acknowledges the City of Newport Beach requirement that Tenant shall participate in a city approved Transportation Demand Management (TDM) Program. The program is to be developed, coordinated, and implemented by Landlord. Tenant shall participate in the TDM program which shall, at a minimum, include the following:

         a. A program coordinator which shall be an employee of the Landlord. The program coordinator shall have the specific assignment of developing, coordinating and overseeing the program. Each Tenant with 50 or more on-site employees shall designate one management employee to serve as a contact for the tenants and employees and program coordinator.

         b. A goal to reduce by 25% or more, the a.m. and p.m. peak hour trip generation rates, the reduction to be based upon a comparison with standard city rates.

         c. METHODS: The TDM program shall identify, at a minimum, the following methods for reducing peak hour trip generation rates, and each Lease for each Tenant shall obligate the Tenant to use one or more of the following methods in implementing the TDM program:

         FLEX-TIME. May consist of assigned staggered hours or may allow employees to select their own hours if acceptable to the Tenant's needs and results in desired trip reductions. Flex-time also includes four day or other alternate work weeks.

         PUBLIC TRANSPORTATION. Each Tenant shall be required to participate in the Orange County Transit District ridesharing computer match program. Public Transit route information shall be made available in the lobby of the building or any other accessible public place.

         CARPOOLING. This method utilizes vehicles already owned by employees for ridesharing.

         VANPOOLING. This method is similar to carpooling except that it usually includes the purchase of a Large, comfortable vehicle. This method can be supported with information on vehicle acquisition and financing, and may include financial assistance or the provision of vehicles.

The city shall have the right to require the Landlord, or the Landlord's successor-in-interest, to modify the TDM Program, establishing a level of participation of Tenants in each method of the program, in the event a 25% reduction in peak hour trip generation has not been achieved during any reporting period.

HAZARDOUS MATERIALS. Tenant shall not use the Demised Premises or permit anything to be done in or about the Demised Premises which will in any way conflict with any Law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated, including, but not Limited to, Laws regulating the generation, use, storage or transportation of any material or substance ("Hazardous Materials") which is (a) defined as a "hazardous waste," "extremely hazardous waste" or "restricted hazardous waste" under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law); (b) defined as a "hazardous substance" under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account
         Act); (c) defined as a "hazardous

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         material," "hazardous substance" or "hazardous waste" under Section
         25501 of the California Health and Safety Code, Division 20, Chapter 6.95, "Hazardous Substance" under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances); (d) petroleum; (e) asbestos; (f) polychlorinated byphenyls; (g) Listed under Article 9 or defined as "hazardous" or "extremely hazardous" pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20; (h) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 ET SEQ. (33 U.S.C. Section
         1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 6903); (i) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 ET SEQ.
         (42 U.S.C. Section 9601); (1) defined as a "hazardous waste" pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ. (42 U.S.C. Section 6901); or (1) found to be a pollutant, contaminant, hazardous waste or hazardous substance in any reported decision of a federal or California state court, or which may give rise to liability under any federal or California common law theory based on nuisance or strict liability. Tenant shall not use or store in the Demised Premises any Hazardous Materials other than materials or substances normally associated with an office environment and in not greater than necessary quantities to allow for reasonable office use.

         Tenant hereby agrees to defend, indemnify and hold Landlord, its agents and employees, harmless from and against any and all liability, claims, damage, penalties, actions, demands or expenses of any kind or nature, including, without Limitation, damage to any property and injury (including death) to any person, arising from any Hazardous Materials used or stored on the Demised Premises; excluding, however, any such Liability arising from the acts of Landlord. This obligation to indemnify shall include reasonable attorneys' fees and investigation costs and all other reasonable costs, expenses and Liabilities incurred by Landlord or its counsel from the first notice that any claim or demand is to be made or may be made.

LANDLORD:              NEWPORT PLACE ASSOCIATES,

                       a California Limited Partnership

                       By:  MIC Newport Place, a California Limited Partnership
                       Its:  General Partner

                       By:   /s/ DAVID W. MILLER
                          ---------------------------------------------
                             David W. Miller, General Partner

TENANT:                HOMELIFE REALTY SERVICES, INC.

                       A Delaware Corporation

                       By:   /s/ JOHN CONNER
                          ---------------------------------------------
                             John Conner
                       Its:  Executive Vice President/General Manager